UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 11, 2025

Date of Report (Date of earliest event reported)

Muncy Columbia Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	000-19028	23-2254643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

232 East Street

Bloomsburg, PA 17815

(Address of principal executive offices)

570-784-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 11, 2025, Muncy Columbia Financial Corporation (the “Company”), and its wholly-owned subsidiary, Journey Bank (the “Bank”), entered into an Employment Separation Agreement and Release dated February 11, 2025 (the “Separation Agreement”) with Robert J. Glunk, Executive Chairman of the Company and the Bank, and the Bank entered into a Fourth Amendment to Supplemental Executive Retirement Plan (the “Amendment”) with Mr. Glunk. The Separation Agreement and Amendment were approved by the boards of directors of the Company and the Bank on February 11, 2025.

Pursuant to the Separation Agreement, Mr. Glunk’s employment agreement will be terminated and his last day of active employment with the Company and the Bank will be February 28, 2025 (the “Termination Date”). He will be paid his salary pursuant to the terms of his employment agreement through the Termination Date. In consideration of the termination of his employment agreement, the Separation Agreement provides for Mr. Glunk to be paid $650,000 in a single lump sum within fifteen (15) days after the Termination Date. The Separation Agreement further provides for Mr. Glunk to receive a benefit under the Muncy Bank & Trust Company Executive Supplemental Life Insurance Plan (the “Split Dollar Plan”) that was assumed by Journey Bank in connection with the merger with The Muncy Bank and Trust Company, in an amount equal to 3.5 times his compensation, but capped at the lesser of $900,000 or the amount of the Net Death Proceeds as such term is defined in the Split Dollar Plan. The Company also agreed to transfer to Mr. Glunk title to his Company vehicle, a 2023 Jeep Gladiator, and to maintain for Mr. Glunk through the date of his attainment of age 65 all employee benefit plans and programs to which he was entitled prior to the Termination Date if continued participation is possible under the general terms and provisions of such plans and programs. If continued participation in any health, medical, life insurance or disability plan or program is barred, Journey Bank will obtain and pay, on Mr. Glunk’s behalf, individual plans, policies or programs which provide substantially equivalent coverage to which Mr. Glunk was entitled prior to the Termination Date. Mr. Glunk’s death during such period will not affect his spouse’s right to continuation of the benefit through the expiration of the period.

Pursuant to the Amendment, the Company has agreed that Mr. Glunk shall be entitled to the full normal retirement benefit of $150,000 under his Supplemental Executive Retirement Plan (“SERP”).

The Separation Agreement contains a standard release of claims by Mr. Glunk. The Separation Agreement also provides for the continuation of the post-employment restrictive covenants set forth in his employment agreement; but amends and extends the terms of the non-solicitation and noncompetition covenants from twenty-four (24) months to thirty-six (36) months after termination of employment, amends and extends the radius of the restriction area of the noncompetition covenant from fifty (50) miles to one hundred miles of any branch office of the Bank, and provides for a clawback of the $650,000 lump sum payment in the event of Mr. Glunk’s breach of any restrictive covenant.

The Separation Agreement further provides that Mr. Glunk will continue to serve through his existing term on the board of directors of the Company as its board Chairman. In addition, subject to applicable legal requirements and director qualification requirements contained in the Company’s bylaws or in a written policy adopted by the board of directors after November 1, 2023, the effective date of the merger of Muncy Bank Financial, Inc. with CCFNB Bancorp, Inc., the Company has agreed to nominate Mr. Glunk for one additional term of service as a director and to recommend his election to the Company’s shareholders.

A copy of the Separation Agreement is attached to this report as Exhibit 10.1 and incorporated herein by reference, and a copy of the Amendment is attached to this report as Exhibit 10.2 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Separation Agreement and Release dated February 11, 2025 between Robert J. Glunk, Muncy Columbia Financial Corporation and Journey Bank

10.2	Fourth Amendment to Supplemental Executive Retirement Agreement dated February 11, 2025 between Journey Bank and Robert Glunk

104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 12, 2025	Muncy Columbia Financial Corporation

	By:	/s/ Joseph K. O’Neill, Jr
	Name:	Joseph K. O’Neill, Jr.
	Title:	Executive Vice President and Chief Financial Officer